Technical guidelines for the processing of the
public takeover offer of
Merck Vierte Allgemeine Beteiligungsgesellschaft mbH
to the shareholders of Schering AG
(hereinafter: “Schering”)
Schering AG share SIN 717200

Merck Vierte Allgemeine Beteiligungsgesellschaft mbH (“Bidder”), a subsidiary of Merck Kommanditgesellschaft auf Aktien (commercial partnership limited by shares), has announced its intention to launch a voluntary public takeover offer for the shares of the Schering Aktiengesellschaft shareholders at a price of 77.00 euro per share.
The beginning of the acceptance period and the details on the various stages of the takeover offer will not be announced until a later date via an additional securities notification (WM-Mitteilung) after the Federal Financial Supervisory Authority (BaFin) has granted permission to publish the offer document.
Deutsche Bank AG — via e.t.b. european transaction bank ag, Frankfurt am Main — is the German and international agent for delivery of acceptance forms and for processing the takeover offer.
All publications concerning the takeover offer that are relevant for the technical processing for the depositary banks will be made exclusively via securities notifications (WM-Mitteilungen). All legally relevant declarations and announcements in connection with the takeover offer will be made in the Börsen-Zeitung (stock market newspaper) and, if the publication has to take place on a Monday, in the Frankfurter Allgemeine Zeitung (Frankfurt daily newspaper), and in the Wall Street Journal as well as on the Internet (http://www.merck.de) and, if necessary, via the electronic news services Reuters and/or Bloomberg.

from March 15, 2006	Request for informational material to be sent to the shareholders of Schering AG

For the information of the shareholders of Schering AG, the text of the takeover offer (offer document) will be provided in German and English pursuant to the provisions of the German Securities Acquisition and Takeover Act and to the applicable US capital market law.

The depositary banks are requested to send the offer document together with an “acceptance form” at the beginning of the acceptance period, observing the below-mentioned distribution restrictions, to the shareholders of Schering AG with their registered office, domicile or ordinary residence in Germany, France, Great Britain, Italy or the USA.

The shareholders of Schering AG with their registered office, domicile or ordinary residence in Germany shall be sent a German version of the offer document, and the shareholders of Schering AG with their registered office, domicile or ordinary residence in France, Great Britain or Italy shall be sent an English version of the offer document, unless the shareholder concerned has requested otherwise. An English version of the offer document can be sent to shareholders of Schering AG with their registered office, domicile or ordinary residence in the USA.

Other than that, the depositary banks may not send, distribute or disseminate the offer document unless such action takes place in conformity with the capital market provisions of the respective applicable legal system.

The depositary banks are asked to inform Bowne Frankfurt at the fax number 069 971476-84 of the required number of copies of the available information documents no later than March 27, 2006.

In order to simplify the ordering process for the preceding documents, an order form can be obtained via fax polling at the number 069 971476-84.

Furthermore, there is a hotline available for the depositary banks at the telephone number 0800 100-3801; orders can be placed via this hotline as well (free call, only within Germany).

The informational material will not be made available for despatch to the Schering shareholders until after the Federal Financial Supervisory Authority has granted permission to publish the offer document.
In order to determine the anticipated demand for informational material, the depositary banks are given the following provisional information on the distribution of the offer document: There are not expected to be any restrictions on the depositary banks as regards distribution of the document in Germany, France, Italy and in the USA.
Depositary bank commission
Details of the amount of commission payable to the depositary bank will be published at a later date in a separate security notification (WM-Mitteilung).

Darmstadt, March 15, 2006

Merck Vierte Allgemeine Beteiligungsgesellschaft mbH

This is neither an offer to purchase nor a solicitation of an offer to sell securities of Schering AG nor a prospectus. At the time the tender offer is commenced, a tender offer statement will be filed with the U.S. Securities and Exchange Commission (SEC) with respect to the tender offer. Investors and holders of securities of Schering AG are strongly advised to read the tender offer statement and other relevant documents regarding the tender offer filed with the SEC when they become available because they will contain important information. Investors and holders of securities of Schering AG will be able to receive these documents, when they become available, free of charge at the SEC’s web site, www.sec.gov.
This is not an offer of Merck KGaA securities for sale in the United States. No such securities have been registered under the U.S. Securities Act of 1933, as amended, and no such securities may be offered or sold in the United States absent registration or an exemption from registration. Any public offering of securities to be made in the United States must be made by means of a prospectus that contains detailed information about the issuer and management as well as financial statements.